EXHIBIT 99.1

Press Release	Source: Hana Biosciences

Hana Biosciences Announces Changes to Strengthen Management Team

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Dec. 16, 2005--Hana Biosciences (AMEX: HBX - News), a biopharmaceutical company focused on advancing cancer care, today announced management promotions and changes which will accelerate development of the company's pipeline and enable rapid commercialization of its first product, which is targeted for 2007 launch.

"We are leveraging the strength of our management team to accelerate the pace, intensity and focus of our operations," said Mark Ahn, Ph.D., president and CEO. "2005 has been a year of significant progress for Hana. We're excited about reaching our growth objectives for 2006 and beyond."

Hana's management promotions and changes follow:

• Gregory I. Berk, M.D., is promoted to senior vice president, chief medical officer and will assume the overall leadership of the company's development pipeline including Talotrexin (PT-523), Zensana (ondansetron oral spray), and IPdR.

Dr. Berk has served as vice president, chief medical officer since October 2004. Prior to joining Hana, Dr. Berk was medical director for network of medical communications and research where he provided clinical development strategy consulting for leading global oncology companies. Among prior positions, he was attending physician, Department of Medicine, New York Presbyterian Hospital and clinical assistant professor of medicine, Weill Medical College, Cornell University, New York. While on the faculty at Cornell, Dr. Berk was an investigator in numerous clinical trials, including the Gleevec pivotal trials, Avastin colorectal and breast trials, and several CALGB studies. Dr. Berk received an M.D. from Case Western Reserve University School of Medicine, Cleveland, and holds a B.S. degree (summa cum laude) from Tulane University, New Orleans. Dr. Berk also attended Cambridge University, England. He completed his internship, residency and fellowship training at The New York Hospital-Cornell Medical Center. Dr. Berk is board certified in internal medicine and medical oncology. He is a member of the American Society of Hematology and American Society of Clinical Oncology.

• Fred Vitale is promoted to vice president, chief business officer. In addition to business development, Vitale will assume the overall leadership of the company's commercialization efforts of Zensana(TM) (ondansetron oral spray), targeted for launch in 2007.

Vitale has served as vice president, business development of Hana and led the company's licensing efforts since February 2004. Before joining Hana, Vitale led the Rituxan® (rituximab) commercial team and thought leader development for Avastin® (bevacizumab) at Genentech. Prior to Genentech, Vitale was director, global oncology marketing at Bristol-Myers Squibb, responsible for pipeline development, licensing and life cycle management for cancer products including Taxol (paclitaxel). He also was director of operations and planning for japan and china. Vitale also held several roles of increasing responsibility in sales, marketing and general management at Amgen. Vitale received a Bachelor of Science in biology from The Citadel in Charleston, S.C., and a Physician Assistant degree from the Medical University of South Carolina.

• John P. Iparraguirre is promoted to vice president, chief financial officer and secretary. Iparraguirre has served as controller and assistant secretary of Hana since April 2004.

Prior to joining Hana, Iparraguirre held roles in financial management at Discovery Toys Inc., where he was primarily responsible for maintaining the integrity of the company's financial reporting, and for coordinating all aspects of its SEC regulatory filings. Before Discovery Toys, Iparraguirre led audit teams at BDO Seidman, LLP, an international accounting firm focusing on publicly traded companies and their related SEC compliance. Iparraguirre received a Bachelor of Science degree in business economics with an emphasis in accounting from the University of California, Santa Barbara.

Iparraguirre succeeds Russell Skibsted, who will be leaving the company effective Jan. 1, 2006, to pursue another opportunity. "The entire Hana team and I would like to personally thank Russell for his valuable contributions, and we wish him the best of success in his future pursuits," said Dr. Ahn.

About Hana Biosciences Inc.

Hana Biosciences Inc. is a South San Francisco, Calif.-based biopharmaceutical company that acquires, develops and commercializes innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Hana's product candidates, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-KSB for the year ended Dec. 31, 2004. Hana assumes no obligation to update these statements, except as required by law.

Contact:
Hana Biosciences, South San Francisco
John P. Iparraguirre, 650-588-6377
Fax: 650-588-2787
investor.relations@hanabiosciences.com

Source: Hana Biosciences